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                                                                   Exhibit 10.24
                          VIMRx Pharmaceuticals Inc.
                             2751 Centerville Road
                          Suite 210, Little Falls II
                          Wilmington, Delaware  19808

                                 May 19, 1997

L. William McIntosh
202 Somerset Court
Lansdale, PA  19446

Dear Bill:

     This letter agreement sets forth in all respects the agreement between you and VIMRx Pharmaceuticals Inc. ("VIMRx") as to the terms and conditions of your employment by VIMRx.

     1. You will be employed as Senior Vice President, Business Development and Finance and Chief Financial Officer of VIMRx. You will report to the President and Chief Executive Officer of VIMRx. At the option of the Board of Directors of VIMRx, you agree to serve, for no additional compensation, as a director and/or officer of any or all of VIMRx's subsidiaries throughout the term of your employment. The place of employment will be at the offices of VIMRx in Wilmington, Delaware.

     2. The term of your employment will commence on May 19, 1997, and shall continue until terminated under the provisions of Paragraph 6 below. You will be a full-time employee of VIMRx and you agree to devote your business and professional time, energy and skills to the affairs of VIMRx and its subsidiaries and to serve VIMRx faithfully and to the best of your ability.

     3. (a) As compensation for the services to be rendered by you hereunder, VIMRx will pay you (i) a signing bonus of $40,000 payable on your execution and delivery of this letter agreement, and (ii) a base salary of $160,000 per annum, payable in installments in accordance with VIMRx's regular payroll practices, and (iii) an annual cash bonus to be determined in accordance with the provisions of subparagraph 3(d).

        (b) As additional compensation, VIMRx shall award you, effective upon commencement of your employment, Incentive and Non-Incentive Stock Options to purchase 400,000 shares of VIMRx Common Stock pursuant to VIMRx's 1990 Incentive and Non-Incentive Stock Option Plan (the "1990 Plan") and 1997 Incentive and Non-Incentive Stock Option Plan (the "1997 Plan") (collectively, the "Plans"), subject to approval of the Board of Directors of VIMRx and approval of certain amendments to the 1990 Plan and the adoption of the 1997 Plan by the shareholders of VIMRx. Such options will become exercisable in four equal increments of 100,000 shares each on the first, second, third and fourth anniversaries, respectively, of the date your employment commences. The exercise price of the Incentive options will be the closing price of VIMRx Common Stock on the NASDAQ Stock Market on the trading day immediately preceding the date you commence employment; the exercise price of the Non-Incentive options will be $1.906 per share. Subject to the provisions of the Plans and the Incentive and Non-Incentive Stock Option


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Agreements to be entered into pursuant to the Plans regarding  termination of employment, the exercisability of all options subject to the Option Agreement shall expire ten years from the date of grant.

         (c) You will be eligible to participate in VIMRx's medical, dental, life and long-term disability insurance and other benefit programs, including any 401(k) or other retirement plans, from time to time in effect for VIMRx's senior executives, your participation in any such plans to be in accordance with their respective terms and conditions.

         (d) Your performance will be reviewed annually by VIMRx's Board of Directors,in connection with which your annual cash bonus and possible increases base compensation for the future will be discussed, it being understood any such decisions shall be within the discretion of VIMRx's Board of Directors and/or its Compensation Committee (or other similar committee duly appointed by VIMRx's Board of Directors). However, it is further understood that the annual cash bonus is initially targeted at at lease 33% of base compensation, assuming satisfactory performance, and that your bonus for the first year of employment shall be not less than $42,000.

     4. You will be entitled to take up to an aggregate of four weeks of vacation each calendar year as business conditions permit. VIMRx shall not be required to provide any additional compensation to you for vacation time not utilized by you.

     5. VIMRx will reimburse you for all reasonable and documental business expenses incurred by you on behalf of VIMRx during the term of your employment hereunder consistent with VIMRx's expense reporting policy (as the same may be modified from time to time). Notwithstanding anything herein on the contrary, the provisions of this Paragraph 5 shall survive the effective date of termination of this Agreement for a period of six months.

     6. (a) Your employment hereunder may be terminated at any time by VIMRx for cause (as such term is hereinafter defined) or, upon at least 60 days' prior written notice by you or by VIMRx, without cause.

         (b) In the event your employment is terminated by VIMRx without cause, this Agreement shall terminate immediately of the effective date of termination of your employment, provided, however, that:

              (i) you will be paid six months' base salary as severance in monthly installments (in arrears) beginning the first full month following the cessation of your employment with VIMRx;

              (ii) you will be entitled to receive any accrued but unpaid salary earned by you through the effective date of such termination.

         (c) No severance shall be paid or payable to you in the event your employment is terminated for cause, or you voluntarily resign from your employment with VIMRx, in which events this Agreement shall terminate immediately upon the effective date of termination of your employment or upon the effective date of your resignation, respectively; provided, however, that VIMRx shall nonetheless be obliged to pay you any accrued but unpaid salary earned by you through the date of such termination.






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         (d)  For purposes of this Agreement, termination for "cause" shall mean termination due to any or more of the following; (i) if you are indicted for committing a felony or a decision or determination is rendered by any court or governmental authority that you have committed any act involving fraud, willful misconduct, dishonesty, breach of trust or moral turpitude; (ii) if you willfully breach your duty of loyalty to, or commit an act of fraud or dishonesty upon, VIMRx; (iii) if you demonstrate gross negligence or willful misconduct in connection with your employment; (iv) if, in the reasonable, good faith opinion of a majority of VIMRx's whole Board of Directors (excluding yourself, if you shall then be a director of VIMRx), you engage in personal misconduct of such a material nature as to render your presence as an officer of VIMRx detrimental to VIMRx or its reputation and you fail to cure the same within five days after notice thereof from VIMRx; or (v) if you commit a material breach of or a default under any of the terms or conditions of this Agreement and you fail to cure such breach or default within ten days after prior written notice thereof from VIMRx.

         (e) Your employment hereunder shall terminate immediately upon your death or "permanent disability" (as such term is hereinafter defined). In either such event, this Agreement shall terminate immediately upon the cessation of your employment; provided, however, you (or your legal representative, as the case may be) will be entitled to receive any accrued but unpaid salary earned by you through the date of such termination, plus severance in monthly installments (in arrears), beginning the first full month following the date of such termination, in an aggregate amount equal to the positive difference, if any, between (x) the base salary you would have received hereunder for the six months immediately following such termination date had your employment continued for such six month period, and (y) the total monies paid or payable to you with respect to such six month period under the long-term disability insurance policy or policies maintained by VIMRx for your benefit, if any. For purposes of this Agreement, the term "permanent disability" shall have the meaning set forth in the long-term disability insurance policy or policies then maintained by VIMRx for the benefit of its employees, or if no such policy shall then be in effect, or if more than one such policy shall then be in effect in which the term "permanent disability" shall be assigned different definitions, then the term "permanent disability" shall be defined for purposes hereof to mean any physical or mental disability or incapacity which renders you incapable of fully performing the service required of you in accordance with your obligations hereunder for a period aggregating 120 days during any twelve-month period.

         (f) In the event of occurrence of any of the following events, you shall have the right to terminate your employment with VIMRx on at least 60 days' notice. Subject to the foregoing provisions of this Paragraph 6, in the event such notice is given by you within 30 days of any one or more of such events, such termination of employment shall be deemed termination of your employment by VIMRx, without "cause" within the meaning of this Paragraph 6:

              (i) a material breach of or default under this Agreement by VIMRx which is not cured by VIMRx within ten (10) days after its receipt of written notice thereof from you;

              (ii) a material reduction in your duties by VIMRx's Board of Directors (not arising from any physical or mental disability you may sustain) which would be inconsistent with the position of Senior Vice President - Business Development and Finance of VIMRx or such other executive position to which you may be assigned and the same shall not have been alleviated by VIMRx's Board of Directors with ten (10) days after its receipt of written notice thereof from you.

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     7. You hereby agree that you shall not, directly or indirectly, during the term of your employment hereunder and until the expiration of six months after you cease to be so employed by VIMRx, own, manage, operate, join, control or become employed by, or render any services of an advisory nature or otherwise, or participate in the ownership, management, operation or control of, or otherwise be connected in any manner with, any business competitive with the business of VIMRx or any of its directly or indirectly, wholly or partially owned subsidiaries without VIMRx's prior written consent.

     8. (a) You further hereby covenant and agree that you will not at any time during, or (a) for a period of three (3) years following the termination of, your employment with VIMRx, reveal, divulge or make known to any person or entity any secrets or confidential information (whether oral, written, or electronically encoded) whatsoever, of or concerning VIMRx or any of its directly or indirectly, wholly or partially owned subsidiaries or its business or anything connected therewith, all of which is and shall remain the property of VIMRx and shall be returned by you to VIMRx (including all copies) immediately upon any termination of your employment (or earlier, if requested by VIMRx), or (b) for a period of three (3) years following the termination of your employment with VIMRx, directly or indirectly entice away from VIMRx's employment, retain or otherwise engage, any employee of VIMRx, or attempt to do any of the foregoing.

        (b) For purposes hereof, confidential information shall not include any information which: (i) is or becomes generally available to the public other than as a result of a wrongful disclosure by you or your representatives; (ii) was known by you on a non-confidential basis prior to its disclosure to you by VIMRx or its representatives; (iii) becomes available to you from a source other than VIMRx or its representatives, provided that such source is not bound by a confidentiality agreement with VIMRx or its representatives and otherwise has a right to disclose the same; or (iv) is required to be disclosed by any governmental or judicial authority, provided, in such case, that you shall use your best efforts to notify VIMRx immediately of any such requirement so that VIMRx shall have an opportunity to contest it.

     9. In the event of any breach or threatened breach by you of any one or more of the provisions of Paragraphs 7 (relating to non-competition) or 8 (relating to non-disclosure and non-enticement of employees) above, VIMRx will be entitled, in addition to any remedy hereunder or under any applicable law or in equity, to an injunction restraining the breach of such provisions hereof.

     10. You agree that VIMRx may, in its discretion, apply for and take out in its name and at its own expense, and solely for its benefit, key man life insurance on you in any amount deemed advisable by VIMRx to protect its interests, and you agree that you shall have no right, title or interest therein and further agree to submit to any medical or other examination and to execute and deliver any application or other instruments in writing reasonably necessary to effectuate such insurance.

     11. You represent and warrant that you are not under any obligation, restriction or limitation, including but not limited to confidentiality and/or non-competition restrictions, contractual or otherwise, to any other individual or entity which would prohibit or impede you from performing your duties and responsibilities hereunder and that you are free to enter into and perform the terms and provisions of this Agreement.

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     12. Notwithstanding anything herein to the contrary, the provisions of
Paragraphs 7, 8, 9 and 11 hereof shall expressly survive the expiration or termination of this Agreement regardless of the reason for, or cause of, any such termination.

     13. All notices, requests, demands, and other communications provided for by this Agreement shall be in writing and shall be either personally delivered (including by couriers such as FedEx) or sent by pre-paid certified mail, return receipt requested, addressed to the address stated below of the party to which notice is given, or to such changed address as such party may have fixed by notice given in accordance with the terms hereof:

TO VIMRx:                  VIMRx Pharmaceuticals Inc.
                           c/o Richard L. Dunning, President
                           2971 Centerville Road
                           Suite 210, Little Falls II
                           Wilmington, Delaware  19808

WITH A COPY TO:            Lowell S. Lifschultz
                           Epstein Becker & Green, P.C.
                           250 Park Avenue
                           New York, New York  10177-0077

TO Mr. McIntosh            L. William McIntosh
                           202 Somerset Court
                           Lansdale, PA  19446

     Any notice, sent as provided above, shall be deemed given upon receipt at the address provided for above (or, in the event delivery is refused, the first date on which delivery was tendered).

     14. This Agreement contains the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements and representations, written or oral, expressed or implied, with respect thereto.

     15. This Agreement may not be amended, modified, altered or terminated (other than pursuant to its terms) except by an instrument in writing signed by the parties.

     16. In case any one or more of the provisions of this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected thereby.

     17. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely therein (without giving effect to the conflict of law rules thereof).

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     Kindly indicate your agreement with the foregoing by countersigning the enclosed duplicate copy of this letter agreement and returning it to me on behalf of VIMRx.

     On behalf of VIMRx, we look forward to a long and mutually rewarding relationship.

                                            Sincerely,

                                            VIMRx PHARMACEUTICALS INC.


                                            By: /s/ Richard L. Dunning
                                               -----------------------
                                               Richard L. Dunning, President


ACCEPTED AND AGREED TO THIS
19th DAY OF MAY, 1997


 /s/ L. William McIntosh
------------------------
    L. William McIntosh

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